As filed with the Securities and Exchange Commission on March 26, 2003
                                              Registration No. 333-_______
===========================================================================

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                        FORM S-8 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                            Recom Managed Systems, Inc.
              ----------------------------------------------------
              Exact Name of Registrant as Specified in its Charter


             Delaware                                    87-0441351
-------------------------------                   ------------------------
(State or Other Jurisdiction of                   (I.R.S. Employer Identi-
Incorporation or Organization)                        fication Number)


      4705 Laurel Canyon Boulevard, Suite 203, Studio City, CA  91607
      ---------------------------------------------------------------
       (Address of Principal Executive Offices, Including Zip Code)


               2003 Nonqualified Stock Option and Stock Plan
               ---------------------------------------------
                          (Full Title of the Plan)


                          Marvin H. Fink, President
      4705 Laurel Canyon Boulevard, Suite 203, Studio City, CA  91607
                              (818) 432-4560
      ---------------------------------------------------------------
        (Name, Address and Telephone Number, Including Area Code, of
                            Agent for Service)


                                 Copy to:

                             Jon D. Sawyer, Esq.
                              Krys Boyle, P.C.
                  600 Seventeenth Street, Suite 2700 South
                           Denver, Colorado 80202
                               (303) 893-2300

                        CALCULATION OF REGISTRATION FEE
=============================================================================
                      Amount     Proposed Maxi-   Proposed Maxi-   Amount
Title of Securities    to be      mum Offering    mum Aggregate   of Regis-
 to be Registered    Registered  Price Per Share  Offering Price  tration Fee
-----------------------------------------------------------------------------
Common Stock,         500,000       $5.75 (1)      $2,875,000      $232.88
$.001 Par Value
=============================================================================

(1) Based on the closing price of the Registrant's Common Stock on March 25, 2003, as reported on the OTC Bulletin Board.



                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents previously filed by Recom Managed Systems, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act"), are hereby incorporated herein by reference:

     The Company's Annual Report on Form 10-KSB for the year ended December 31, 2002.

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     The authorized capital stock of Recom Managed Systems, Inc. consists of 50,000,000 shares of common stock, $.001 par value. All shares have equal voting rights and are non-assessable. Voting rights are cumulative.

     Upon liquidation, dissolution or winding up of Recom Managed Systems, Inc., our assets, after the payment of liabilities and any liquidation preferences on outstanding preferred stock, will be distributed pro rata to the holders of the common stock. The holders of the common stock do not have preemptive rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares. The shares of common stock presently outstanding are fully paid and non-assessable.

     Holders of common stock are entitled to share equally in dividends when, as and if declared by the board of directors of Recom Managed Systems, Inc. out of funds legally available therefor. We have not paid any cash dividends on our common stock, and it is unlikely that any such dividend will be declared in the foreseeable future.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The only statute, charter provision, bylaws, contract, or other arrangement under which any controlling person, director or officer of Recom Managed Systems, Inc. is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:



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     (a)  Section 145 ("Section 145") of the General Corporation Law of the
State of Delaware, as the same exists or may hereafter be amended (the "General Corporation Law"), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such actions, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to such corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where a present or former director or officer is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against the expenses (including attorneys fees) which such officer or director has actually and reasonably incurred. Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

     (b) Article VI of the Registrant's Bylaws provides in essence that the Registrant shall indemnify directors, officers, employees or agents to the full extent allowed for under the Delaware General Corporation Law.

ITEM 7.  EXEMPTION FROM REGISTRATION.

     Not applicable.










                                  II-3

ITEM 8.  EXHIBITS.

     The following documents are filed as exhibits to this Registration
Statement:

EXHIBIT
NUMBER                               TITLE
-------                              -----

  3.1 Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.3 to Registrant's Form 10-KSB, filed February 22, 2002 (File No. 33-11795)

  3.2 Amended Bylaws (incorporated by reference to Exhibit 3.4 to the Registrant's Form 10-KSB, filed March 26, 2003)

  5 Opinion of Krys Boyle, P.C. regarding the legality of the securities being registered (filed electronically herewith)

 23.1 Consent of Krys Boyle, P.C. (contained in its opinion filed as Exhibit 5)

 23.2     Consent of Burnett + Company LLP (filed electronically herewith)


ITEM 9.  UNDERTAKINGS.

      (a)  The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                     II-4




           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





























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                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Studio City, California, on the 21st day of March 2003.

                                 RECOM MANAGED SYSTEMS, INC.



                                 By:/s/ Marvin H. Fink
                                    Marvin H. Fink, CEO

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and the dates indicated.


         SIGNATURE                     TITLE                   DATE



/s/ Marvin H. Fink                 Chairman and Chief     March 21, 2003
Marvin H. Fink                     Executive Officer
                                   Acting Chief
                                   Financial Officer


/s/ Steven Sparks                  Director               March 21, 2003
Steven Sparks



/s/ R. Brian Oxman                 Director               March 21, 2003
Brian Oxman



/s/ Ellsworth Roston               Director               March 21, 2003
Ellsworth Roston



/s/ Robert Koblin                  Director               March 21, 2003
Robert Koblin








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